Exhibit 99.5

CONSENT OF GREENHILL & CO., LLC

Board of Directors

Total System Services, Inc.

One TSYS Way

Columbus, Georgia 31901

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 27, 2019, to the Board of Directors of Total System Services, Inc. (“TSYS”) as Annex D to, and to the description of such opinion and to the references to our name under the headings “SUMMARY – Opinions of TSYS’ Financial Advisors,” “THE MERGER – Background of the Merger,” “THE MERGER – TSYS’ Reasons for the Merger; Recommendation of TSYS’ Board of Directors,” “THE MERGER – Opinions of TSYS’ Financial Advisors – Opinion of Greenhill,” and “THE MERGER – Certain Unaudited Prospective Financial Information” in the joint proxy statement/prospectus, submitted for filing on July 23, 2019, relating to the proposed transaction involving TSYS and Global Payments Inc., which joint proxy statement/prospectus is part of the Amendment No. 1 to Registration Statement on Form S-4 of Global Payments Inc. (file No. 333-232545) (the “Amended Registration Statement”). In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are “experts” with respect to any part of the Amended Registration Statement within the meaning of the term “expert” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Amended Registration Statement.

GREENHILL & CO., LLC

By:	/s/ James M. Babski
Name:	James M. Babski
Title:	Managing Director

New York, NY

July 23, 2019